                            STOCK PURCHASE AGREEMENT

                         Dated as of November 16, 1998

                                 By and between

                           Acme-Cleveland Corporation

                                   As Seller

                                      And

                              Verilink Corporation

                                    As Buyer
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                               TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT.................................................1

RECITALS.................................................................1

STATEMENT OF AGREEMENT...................................................1

ARTICLE I: TERMS OF PURCHASE AND SALE....................................1

     1.1  Sale of the Stock..............................................1
     1.2  The Closing....................................................2
     1.3  Closing Deliveries.............................................2

ARTICLE II: REPRESENTATIONS AND WARRANTIES OF SELLER.....................3
     2.1  Seller's Corporate Power and Authority: Effect of Agreement....3
     2.2  Capitalization.................................................3
     2.3  Organization: Subsidiaries.....................................4
     2.4  Financial Statements...........................................4
     2.5  Title to Assets................................................4
     2.6  Sufficiency of Assets..........................................5
     2.7  Contracts......................................................5
     2.8  Patents, Trademarks, Etc. .....................................5
     2.9  Litigation.....................................................6
     2.10 Compliance with Laws...........................................6
     2.11 Employee Benefit Plans.........................................6
     2.12 Governmental Consents..........................................7
     2.13 Taxes..........................................................7
     2.14 Customers and Suppliers........................................8
     2.15 Certain Events.................................................8
     2.16 Broker's Fees..................................................8

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF BUYER.....................8
     3.1  Corporate Power and Authority: Effect of Agreement.............8
     3.2  Governmental Consents..........................................9
     3.3  Availability of Funds..........................................9
     3.4  Litigation.....................................................9
     3.5  Purchase for Investment........................................9
     3.6  Broker's Fees.................................................10


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ARTICLE IV: COVENANTS OF SELLER........................................10
     4.1  Cooperation by Seller........................................10
     4.2  Conduct of Business..........................................10
     4.3  Access.......................................................11
     4.4  Notification of Certain Matters..............................12
     4.5  Intercompany Obligations.....................................12
     4.6  Further Assurances...........................................12

ARTICLE V: COVENANTS OF BUYER..........................................12
     5.1  Cooperation by Buyer.........................................12
     5.2  Books and Records; Personnel.................................13
     5.3  Notification of Certain Matters..............................13
     5.4  Employment Agreements........................................13
     5.5  No Additional Representations................................14
     5.6  Further Assurances...........................................14
     5.7  Huntsville Lease.............................................14

ARTICLE VI: ADDITIONAL COVENANTS AND ACKNOWLEDGMENTS...................14
     6.1  Taxes........................................................14
          (a)  Filing of Returns and Payment of Taxes..................14
          (b)  Apportionment...........................................15
          (c)  Tax Refunds and Credits.................................16
          (d)  Cooperation and Books and Records.......................16
          (e)  Transfer Taxes..........................................16
     6.2  Required Consents............................................16

ARTICLE VII: INDEMNIFICATION...........................................17
     7.1  Indemnification by Buyer.....................................17
     7.2  Indemnification by Seller....................................17
     7.3  Indemnification Amounts......................................18
     7.4  Limitation and Expiration....................................18
     7.5  Indemnification Procedures...................................19
     7.6  Tax Contests.................................................20
     7.7  Survival of Representations and Warranties...................21
     2.7  Other Indemnity Matters......................................21

ARTICLE VIII: CONDITIONS TO BUYER'S OBLIGATIONS........................22
     8.1  Representations, Warranties and Covenants of Seller..........22
     8.2  No Prohibition...............................................22
     8.3  Governmental Consents........................................22
     8.4  Secretary's Certificate of Seller............................22

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ARTICLE IX: CONDITIONS TO SELLER'S OBLIGATIONS............................23
     9.1   Representations, Warranties and Covenants of Buyer.............23
     9.2   No Prohibition.................................................23
     9.3   Governmental Consents..........................................23
     9.4   Required Consents..............................................23
     9.5   Secretary's Certificate of Buyer...............................23
     9.6   Seller's Frustration of Closing Conditions.....................24
     9.7   Sublease of Madison, Alabama Facility..........................24

ARTICLE X: TRANSITION MATTERS.............................................24
     10.1  WARN Act.......................................................24
     10.2  Data Processing System Access..................................24
     10.3  Non-Competition: Non-Solicitation..............................24

ARTICLE XI: TERMINATION BEFORE CLOSING....................................25
     11.1  Termination....................................................25
     11.2  Effect on Obligations..........................................25

ARTICLE XII: MISCELLANEOUS................................................26
     12.1  Interpretive Provisions........................................26
     12.2  Entire Agreement...............................................26
     12.3  Successors and Assigns.........................................27
     12.4  Headings.......................................................27
     12.5  Amendment, Modification and Waiver.............................27
     12.6  Rights of Third Parties........................................27
     12.7  Expenses.......................................................27
     12.8  Notices........................................................28
     12.9  Governing Law..................................................29
     12.10 Severability...................................................29
     12.11 Public Announcements...........................................29
     12.12 Counterparts...................................................29





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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 16th day of November, 1998, by and between ACME-CLEVELAND CORPORATION, an Ohio corporation ("Seller"), and VERILINK CORPORATION, a Delaware corporation ("Buyer").

                                    RECITALS

     A. Seller is the owner of 100% of the issued and outstanding shares of common stock, par value $1.00 per share (the "Stock") of TxPort Inc., a Delaware (the "Company").

     B. The Company conducts the business of the design, manufacture and sale of customer premises telecommunications access products (as conducted from time to time on or prior to the Closing (as defined below), the "Business").

     C. Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the Stock.

     D. In consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I

                           TERMS OF PURCHASE AND SALE

     1.1  Sale of the Stock

          (a) On the Closing Date (as defined in Section 1.2), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Stock.

          (b) At the Closing (as defined in Section 1.2), in full consideration for the conveyance, sale, transfer and assignment of the Stock, Buyer shall deliver and pay to Seller an aggregate purchase price of Ten Million Dollars ($10,000,000.00) (the "Purchase Price"), payable by wire transfer of immediately available funds.

     1.2  The Closing

          The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C.

20037, as of 11:59 p.m., local time, on November 16, 1998, or on such other date or at such other place as the parties may mutually agree (the "Closing Date").

     1.3  Closing Deliveries

          (a)  At the Closing, Seller shall deliver or cause to be delivered to
Buyer:

               (i) certificates representing the Stock (collectively, the "Stock Certificates"), duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank (the "Stock Powers");

               (ii) an executed counterpart of cross-receipt acknowledging receipt of the Purchase Price; and

               (iii) the certificates and other documents required to be delivered pursuant to Article VIII.

          (b)  At the Closing, Buyer shall deliver to Seller:

               (i)  the Purchase Price;

               (ii) an executed counterpart of cross-receipt acknowledging receipt of the Stock Certificates and Stock Powers; and

               (iii) the certificates and other documents required to be delivered pursuant to Article IX.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as of the date hereof as follows:

     2.1  Seller's Corporate Power and Authority: Effect of Agreement.

          (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.


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          (b)  The execution, delivery and performance by Seller of this
Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.

          (c) This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally ("Debtor Relief Laws"), and (ii) is subject to general principles of equity.

          (d) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both (x) violate any provision of any law, rule or regulation to which Seller or the Company is subject, (y) violate any order, judgment or decree applicable to Seller or the Company or (z) violate any provision of the Certificate of Incorporation or the Bylaws of Seller or the Company; except, in each case, for violations which in the aggregate would not have a material adverse effect on the business or the assets, liabilities, results of operations or financial condition of the Company (a "Material Adverse Effect").

     2.2  Capitalization.

          The authorized capital stock of the Company consists of One Hundred
(100) shares of common stock, par value $1.00 per share, of which One Hundred
(100) shares are issued and outstanding, all of which issued and outstanding shares of the Company are owned of record and beneficially by Seller. All of the shares constituting the Stock are validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.2, there are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any of their respective equity securities or any ownership interest therein. The sale and delivery of the Stock to Buyer pursuant to Article I will vest in Buyer legal and valid title to the Stock, free and clear of all liens, security interests or other encumbrances ("Encumbrances") other than Encumbrances created or suffered by Buyer.

     2.3  Organization: Subsidiaries.

          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions, where the nature of the property owned or leased by it, or the nature of the Business, makes such qualification necessary and where the absence of such qualification would have a Material


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Adverse Effect. True and complete copies of the charter and bylaws of the
Company have previously been delivered or made available to Buyer. The Company owns all of the issued and outstanding capital stock of TxPort Data, Inc., a Quebec corporation (the "Subsidiary"). Except for the Subsidiary, the Company has no subsidiaries and does not hold any equity interests in any other entity.

     2.4  Financial Statement.

          Seller has delivered to Buyer the unaudited consolidated balance sheet of the Company and Subsidiary as of December 31, 1997 and the unaudited interim consolidated balance sheet of the Company and Subsidiary as of September 30, 1998 (the "Balance Sheet Date") and the related unaudited consolidated statement of income and statement of cash flows for the twelve-month period ended December 31, 1997 and the unaudited interim consolidated statement of income and statement of cash flows for the nine months ended September 30, 1998 (collectively, the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of the Company as of such dates and the results of operations for the periods then ended in conformity with generally accepted accounting principles ("GAAP"), except that the Financial Statements do not contain a full set of footnotes and, in the case of interim statements included therein, are subject to normal year-end-adjustments.

     2.5  Title to Assets.

          The Company has good title to all of the assets and properties which it purports to own (including those reflected on the Balance Sheet, other than assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) and which are material to the Business or financial condition of the Company, free and clear of all Encumbrances, except for Permitted Encumbrances. "Permitted Encumbrances" shall include: (i) liens for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) mechanic's, carrier's, workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business;
(iii) equipment leases with third parties entered into in the ordinary course of business; (iv) liens to secure landlords under leases or rental agreements confined to the premises rented; (v) restrictions on the transfer of securities imposed by applicable state and federal securities laws; (vi) Encumbrances that individually or in the aggregate do not have a Material Adverse Effect; and
(vii) Encumbrances set forth on Schedule 2.5.

     2.6  Sufficiency of Assets.

          Except as set forth on Schedule 2.6, the Company owns, leases, or has the legal right to use all the material properties and assets used in the conduct of the Business and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts,


                                       4
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agreements and other arrangements used in or relating to the conduct of the
Business (all such properties, assets and contract rights being the "Assets"). The Assets constitute all the material properties, assets and rights necessary to conduct the Business as presently conducted by the Company.

     2.7  Contracts.

          Except as set forth on Schedule 2.7 (the "Contracts"), neither the Company nor the Subsidiary is a party to any contract, agreement or commitment which individually creates an obligation of more than $100,000. Neither the Company nor the Subsidiary nor, to the knowledge of the Seller, any other party to any Contract is currently in breach of, has improperly terminated or is in default under any such Contract, except where such breach, termination or default would not result in a Material Adverse Effect, and to the knowledge of the Seller there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default, except where such breach, termination or default would not result in a Material Adverse Effect. To the knowledge of the Seller, each of the Contracts is in full force and effect and is a legal, valid and binding obligation of or against each of the parties thereto, subject to the Debtor Relief Laws and except where the lack of effect or legality, validity or enforceability would not result in a Material Adverse Effect.

     2.8  Patents, Trademarks, Etc.

          Schedule 2.8 sets forth a list, as of the date hereof, of all material United States or foreign patents, trademark registrations, copyright registrations and applications therefor owned by the Company, the Subsidiary or used in the conduct of the Business (the "Patent and Trademark Rights"). Except as set forth on Schedule 2.8: (a) the Company owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights and (b) to Seller's knowledge, the conduct of the Business as now being conducted by the Company does not conflict with or infringe on any valid patents, trademark registrations, trade names, trade secrets or copyrights of others in any way which has a Material Adverse Effect. Neither the Company nor the Seller has received any written notices of an infringement by any third party with respect to any Patent and Trademark Rights or trade secrets.

     2.9  Litigation.

          Except as set forth on Schedule 2.9, there is no action or proceeding in any court or before any governmental authority ("Litigation") pending or, to Seller's knowledge, threatened against Seller, the Company or the Subsidiary, (i) with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated


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hereby. Except as set forth on Schedule 2.9, neither the Company nor the
Subsidiary is subject to any outstanding orders, rulings, judgments or decrees that have a Material Adverse Effect.

     2.10 Compliance with Laws.

          Except as disclosed to Buyer, to Seller's knowledge, the Company is in compliance with all applicable laws, rules and regulations currently in effect, except where the failure to comply therewith does not have a Material Adverse Effect. The Company has all governmental permits, licenses and authorizations necessary for the conduct of its business as currently conducted, except where the absence thereof does not have a Material Adverse Effect. All such licenses, franchises and other permits are in full force and effect, except where the failure to so be does not have a Material Adverse Effect, and there are no proceedings pending, or to Seller's knowledge threatened, that seek the revocation, cancellation, suspension or adverse modification thereof.

     2.11 Employee Benefit Plans.

          Employees of the Company and its Subsidiary participate in employee benefit plans of Danaher Corporation ("Danaher Plans") and not in plans maintained by the Company, except as set forth on Schedule 2.11 (the "Company Plans"). The Company Plans are in material compliance with the requirements of applicable law and have been operated in accordance with their terms except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has received no written notice of the existence of any material default or violation of any such laws or terms applicable to any of the Company Plans, nor has it received notice of any pending material claims or lawsuits relating to such plans (other than routine claims for benefits). The Company has not incurred any liability in connection with the termination of or its withdrawal from a plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") and has no material liability in connection with its employees' participation in any Danaher Plan subject to ERISA's Title IV. The Company has no union employees and does not participate in any multiemployer plans (as defined in Section 3(37) of ERISA).

     2.12 Governmental Consents.

          Except as set forth on Schedule 2.12, no consent, approval or authorization of or exemption by, or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the taking by Seller of any other action contemplated hereby, except where the failure to obtain such consent, approval, authorization or exemption or the failure to so file, as applicable, does not have a Material Adverse Effect.



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
     2.13 Taxes

     Except as set forth on Schedule 2.13 and except as would not, individually or in the aggregate, have a Material Adverse Effect:

          (a) "Taxes" (including with correlative meaning, the terms "Tax" and "Taxable") means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other governmental body or authority, and, without limiting the generality of the foregoing, shall include income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property and other taxes, together with any interest, penalty, addition to tax or additional amount imposed by any governmental body or authority responsible for the imposition of any such tax (a "Taxing Authority").

          (b) All returns, reports or statements ("Tax Returns") required to be filed with any Taxing Authority on or prior to the date hereof by or with respect to the Company and the Subsidiary have been filed, except Tax Returns for which requests for extensions have been timely filed.

          (c) Company and the Subsidiary have paid all Taxes shown as due and payable on Tax Returns that have been filed.

          (d) No federal, state, local or foreign audits or other administrative or court proceedings are presently pending with regard to any Tax Returns or Taxes of Company or the Subsidiary, and Seller has not received written notice from any governmental authority of the expected commencement of such proceedings.

          (e) As of the Closing Date, neither the Company nor the Subsidiary will be a party to or have any obligations under any tax sharing agreement (other than this Agreement).

          (f) Seller has delivered to Buyer complete and correct copies of all federal income Tax Returns filed by or with respect to the Company for the tax periods set forth in Schedule 2.13(f) of the Seller Disclosure Schedule.

     2.14 Customers and Suppliers

          Attached hereto as Schedule 2.14 is (i) a true and correct customer list showing the top twenty customers of the Company for the twelve month period preceding the date of this Agreement by the Company, and (ii) a true and correct supplier list showing the top ten suppliers of the Company for the twelve month period preceding the date of this Agreement. Other than as set forth on Schedule 2.14, since the Balance Sheet Date, no customer or supplier of the

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Company has stopped trading with or supplying the Company, except where such stoppage did not have a Material Adverse Effect.

     2.15 Certain Events

          Since the Balance Sheet Date and except as set forth on Schedule 2.15, there has not been any change in the Company or the Business that would result in a Material Adverse Effect, other than changes in the ordinary course of business.

     2.16 Broker's Fees

          Except for Nationsbanc Montgomery Securities LLC, the fees of which will be paid by Seller, Seller has not taken and will not take any action that would cause Buyer to have any obligation or liability to any Person for a finder's or broker's fee.

     2.17 Environmental Matters

          (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                (i) "Hazardous Materials" shall include any hazardous substances, pollutants, contaminants, flammable explosives, radioactive materials and hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined or regulated pursuant to any Hazardous Materials Laws, or the release, discharge or exposure to which is prohibited, limited or regulated by any federal, state or local government under Hazardous Materials Laws, and any petroleum, waste oil and petroleum by-products, asbestos in any form, or urea formaldehyde.

               (ii) "Hazardous Materials Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C.
Section 9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801, et seq.); Resource Conservation and Recovery Act (42 U.S.C.
Section 6901, et seq.); any so-called "Superfund" law; and any other law regulating or imposing liability or standards of conduct, concerning protection of health and safety or the environment.

               (iii) "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, government demands, liens, notices of noncompliance or violation, government investigations or proceedings pursuant to any Hazardous Materials Law or any relating to any permit issued under any such Law (hereafter "Claims"), including, without limitation (A) any and all Claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable

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
Hazardous Materials Law, and (B) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment from release or disposal of Hazardous Materials.

          (b) to the knowledge of Seller, the Company is in compliance in all material respects with all Hazardous Material Laws and the requirements of all environmental permits required for the handling, use, storage and disposition of Hazardous Materials under Hazardous Materials Laws and are applicable to the Company's operations as presented conducted.

          (c) There are no pending or, to the knowledge of Seller, threatened Environmental Claims against the Company or any of its subsidiaries.

          (d) To the knowledge of Seller, there are no facts, circumstances, conditions or occurrences regarding the Company, its operations or any property of the Company that could reasonably be anticipated to form the basis of an Environmental Claim against the Company.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as of the date hereof as follows:

     3.1  Corporate Power and Authority: Effect of Agreement.

          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          (b) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

          (c) This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by Debtor Relief Laws, and (ii) is subject to general principles of equity.

          (d) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both (x) violate any provision of any law, rule or regulation to which Buyer is subject, (y) violate any order, judgment or decree applicable to Buyer or (z) violate any provision of the Certificate of Incorporation or the Bylaws of Buyer; except, in each case, for violations which individually or in the aggregate would not have a material adverse effect on the rights of Seller or the ability of Buyer to perform its obligations hereunder (a "Buyer Material Adverse Effect").

     3.2  Governmental Consents.

          Except as set forth Schedule 3.2 and except for filings required by the HSR Act, no consent, approval or authorization of or exemption by, or filing with, any governmental authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the taking by Buyer of any other action contemplated hereby, except where the failure to obtain such consent, approval, authorization or exemption or the failure to so file, as applicable, does not have a Buyer Material Adverse Effect.

     3.3  Availability of Funds.

          Buyer has and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

     3.4  Litigation.

          There is no Litigation pending or, to Buyer's knowledge, threatened against Buyer, (i) with respect to which there is a reasonable likelihood of a determination which would have a Buyer Material Adverse Effect, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding orders, rulings, judgments or decrees that would have a Buyer Material Adverse Effect.

     3.5  Purchase for Investment.

          Buyer is purchasing the Stock for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws. Buyer acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Stock. Buyer acknowledges that the transfer hereunder of the Stock will be effected without registration under the Securities Act of 1933 (the "Act"), as amended, or any Blue Sky laws of any state which are applicable, in reliance upon the exemptions from registration afforded by the Act and the appropriate provisions of such Blue Sky laws, respectively. Buyer acknowledges that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Stock and is able to bear the economic risk and lack of liquidity inherent in holding the Stock.

3.6  Broker's Fees.

          Buyer has not taken and will not take any action that would cause Seller to have any obligation or liability to any Person for a finder's or broker's fee.

                                   ARTICLE IV
                              COVENANTS OF SELLER

     Seller hereby covenants and agrees with Buyer as follows:

     4.1  Cooperation by Seller.

          From the date hereof until the Closing, Seller will cooperate with Buyer to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby and will otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

     4.2  Conduct of Business.

          Except as may be otherwise contemplated by this Agreement or required by any of the documents listed on the attached Schedules or except as Buyer may otherwise consent in writing (which consent shall not be unreasonably withheld), from the date hereof until the Closing, Seller will cause the
Company: (i) to operate its business in all material respects only in the ordinary course consistent with past practice; (ii) to maintain its properties, machinery and equipment in sufficient operating condition and repair to enable it to operate its Business in all material respects in the manner in which such Business is currently operated, except for maintenance or replacements required by reason of fire, flood, earthquake or other acts of God; (iii) to use its reasonable efforts to continue all material existing insurance policies (or comparable insurance) of or relating to it in full force and effect, (iv) not to enter into any intercompany transaction, other than in the ordinary course of business consistent with past practice; (v) not to amend its bylaws or other organizational documents in any manner, (vi) not to sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of any interest in, any of its material assets, except for sales in the ordinary course of business; (vii) not to permit or allow any of its material assets to become subject to any Encumbrance, except for Permitted Encumbrances; (viii) except in the ordinary course of business or as required by law or contractual obligations or other agreement existing on the date hereof or as would not be accrued as an expense, not to increase in any manner the compensation of or enter into any new bonus or incentive agreement or arrangement with any of its officers, (ix) not to change accounting methods, principles or policies, except as required by GAAP; (x) not to acquire or agree to acquire, by merging or consolidating with, or acquiring by purchasing, a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, association or business organization or division thereof; or (xi) not to enter into any legally binding commitment to do any of the foregoing.

     4.3  Access.

          (a) From the date hereof until the Closing, Seller shall provide Buyer with such information as Buyer may, from time to time, reasonably request with respect to the Company and the transactions contemplated by this Agreement and shall provide Buyer and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Company as Buyer may, from time to time, reasonably request; provided, however, that Seller shall not be obligated to provide Buyer with any information which would violate any law, rule or regulation or term of any agreement or contract, or if the provision thereof would adversely affect the ability of Seller or any of its Affiliates (including the Company) to assert any attorney-client, attorney workproduct or other similar privilege. Any disclosure whatsoever during any due diligence investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in this Agreement.

          (b) For the period from the date hereof through the date of the Closing, Buyer agrees not to initiate or cause to be initiated any communication with any customer, supplier or employee of the Company without such communication being directed through the persons specified on Schedule
4.3. Buyer acknowledges and agrees that any breach by it of the provisions of this Section 4.3(b) will cause Seller irreparable injury and damage, for which Seller cannot be adequately compensated in damages. Buyer, therefore, expressly agrees that Seller shall be entitled to obtain injunctive relief and other equitable relief to prevent any anticipatory breach or continuing breach of the provisions of this Section 4.3(b), or any part thereof, and to secure the enforcement of such relief. Nothing herein shall be construed as a waiver by Seller of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of Buyer under the provisions of this Section 4.3(b).

     4.4  Notification of Certain Matters.

          From the date hereof through the Closing, Seller shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause Seller's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of Seller to comply with or satisfy any of its respective covenants, conditions or agreements under this Agreement

     4.5  Intercompany Obligations.

     Seller shall cause or shall have caused all outstanding intercompany obligations between Seller and its Affiliates (other than the Company) on the one hand, and the Company on the other hand, to be settled or terminated at or prior to Closing, other than obligations that reflect amounts owed for actual services performed or goods delivered in the ordinary course or pursuant to contracts or agreements that will survive the Closing.

     4.6  Further Assurances.

     At any time or from time to time after the Closing, Seller shall, at the request of Buyer and at Buyer's expense, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence or effect the consummation of the transactions contemplated hereby.

                                    ARTICLE V

                               COVENANTS OF BUYER


     Buyer hereby covenants and agrees with Seller as follows:

     5.1  Cooperation by Buyer.

          From the date hereof up to and including the Closing Date, Buyer shall use its reasonable efforts, and shall cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as are required in order to enable Buyer to take any actions contemplated hereby and shall otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

     5.2  Books and Records: Personnel.

          For a period of seven years from the Closing Date and subject to the provisions of Section 6.1(d) related to Taxes:

          (a) Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the books and records of the Company relating to periods before the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) days before the proposed date of such disposition or destruction.

          (b) Buyer shall, and shall cause the Company to, allow Seller and its agents reasonable access to all Books and Records during normal working hours at Buyer's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be made or done in such a manner so as not to interfere with the normal conduct of Buyer's or the Company's business, as applicable.

          (c) In the event that a claim is asserted against Seller or any of its Affiliates relating to the Company, this Agreement or the transactions contemplated hereby, Buyer, on its own behalf and on behalf of the Company, agrees to cooperate (at no expense to the Buyer or the Company, except as otherwise set forth herein) with Seller in the defense of such claim.

     5.3  Notification of Certain Matters.

          From the date hereof through the Closing, Buyer shall give prompt written notice to Seller of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause the Buyer's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Buyer to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement.

     5.4  Employment Agreements.

          Buyer acknowledges that the Company will retain responsibility for the employment and retention agreements set forth on Schedule 5.4 and Buyer covenants and agrees to cause the Company to perform its obligations under those agreements following the Closing.

     5.5  No Additional Representations.

          Buyer acknowledges that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in Article II of this Agreement or in the Schedules attached hereto, and neither Seller nor any of its Affiliates nor any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including any information, documents or material made available to Buyer in certain "data rooms," management presentations or in any other form in expectation of the transactions contemplated hereby.

     5.6  Further Assurances.

          At any time or from time to time after the Closing Buyer shall, at the request of Seller and at Seller's expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence or effect the consummation of the transactions contemplated hereby.

     5.7  Discharge of Company Obligations.

          Buyer shall to cause all obligations and liabilities of the Company, whether arising from facts existing or events occurring prior to or after the Closing Date, to be paid, satisfied or discharged when due following the Closing Date.

     5.8  Madison, Alabama Lease.

          The Buyer covenants and agrees to use its reasonable efforts and to cooperate with the Seller and the landlord for the Company's Madison, Alabama premises to enter into a sublease for the portion of the premises used by Communications Technology Corporation ("CTC") for a minimum of twenty-four months from the Closing Date on terms that reflect the proportionate share of the premises occupied by CTC and the Company; provided, however, that such sublease shall contain a provision requiring physical separation of CTC's portion of the premises on or before April 1, 1999.

                                   ARTICLE VI

                    ADDITIONAL COVENANTS AND ACKNOWLEDGMENTS

     6.1  Taxes.

          (a)  Filing of Returns and Payment of Taxes.

               (i) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed with respect to the Company for any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation (a "Taxable Period") ending on or before the Closing Date, including such Tax Returns as are due after the Closing Date. Seller shall pay or cause to be paid all Taxes reported on such Tax Returns that have not already been paid to the Taxing Authority; provided, however, that upon the latter of (i) Buyer's receipt of a reasonably documented request therefor or (ii) five business days prior to the due date of any payment to the relevant governmental authority, Buyer shall pay to Seller any such Taxes accrued on the Closing Balance Sheet that have not already been paid to the Taxing Authority.

          (ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed with respect to Company for any Taxable Period that begins on or before and ends after the Closing Date ("Straddle Periods"). Seller shall have the right to review and consent to the filing on the Tax Returns prepared by Buyer pursuant to the preceding sentence. To make possible such review and consent, Buyer shall deliver copies of such Tax Returns to Seller at least thirty (30) days prior to the due date for filing such Tax Returns. Buyer shall pay or cause to be paid all Taxes shown as due on such Tax Returns. Upon the latter of (i) Seller's receipt of a reasonably documented request therefor, (ii) five business days prior to the due date of any payment to the relevant governmental authority, or
(iii) five days following the resolution of any dispute pursuant to the next succeeding sentence, Seller shall pay to Buyer any Taxes shown as due on such Tax Returns that relate to the portion of the applicable Straddle Period ending on the Closing Date, except to the extent such Taxes are accrued on the Closing Balance Sheet. In the event that there is a dispute with respect to any position to be taken on any Straddle Period Tax Return or the apportionment of Taxes reported on a Straddle Period Tax Return to the portion of the Straddle Period ending on the Closing Date, such dispute shall be resolved by the Chicago, Illinois office of PricewaterhouseCoopers LLC or such other independent accountant as the parties hereto mutually agree upon (the "Neutral
Accountant") pursuant to the procedures described in Section 1.3(c) of this Agreement. The resolution of such dispute by the Neutral Accountant shall be final, binding and conclusive.

          (iii) All Tax Returns prepared and filed with respect to the Company pursuant to this Section 6.1(a) shall be prepared on a basis consistent with the last previous such Tax Returns filed in respect of the Company, unless Seller or Buyer, as the case may be, reasonably determines that there is no reasonable basis for such position.

          (iv) Buyer shall not (i) file any amended Tax Return with respect to the Company with respect to any Taxable Period that began on or before the Closing Date; (ii) carry back any loss of the Company or any other Tax attribute to a period that began on or before the Closing Date; or (iii) take or advocate any position with respect to Taxes that reasonably could be expected to adversely affect Seller.

     (b) Apportionment. For purposes of apportioning Taxes for any Straddle Period, the parties hereto shall treat the Closing Date as the last day of such period (i.e. the parties shall "close the books" as of close of business on such date) and shall elect to do so if permitted by applicable law. Notwithstanding the foregoing, in the case of (i) franchise taxes based on capitalization, debt, or shares of stock authorized, issued, or outstanding and (ii) ad valorem taxes, in either case attributable to any Straddle Period, the portion of such Taxes attributable to the Taxable Period or portion thereof that ends on or before the Closing Date (the

"Pre-Closing Period") shall be the amount of such Taxes for the entire Taxable Period, multiplied by a fraction the numerator of which is the number of days in such Taxable Period ending on and including the Closing Date and the denominator of which is the entire number of days in such Taxable Period; provided, however, that if the capitalization, debt, shares, property or other basis on which such Taxes are computed changes materially during such Taxable Period, separate allocations shall be made with respect to the portion of the Taxable Period ending on and including such change and the portion of the Taxable Period after such change.

          (c) Tax Refunds and Credits. Any Tax refunds that are received by Buyer or by the Company and any amounts credited against Tax to which Buyer or the Company become entitled that relate to Pre-Closing Periods of Company shall be for the account of Seller. Buyer shall pay over to Seller any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto by Buyer or the Company.

          (d) Cooperation and Books and Records. After the Closing Date, Seller and Buyer shall (a) provide, and shall cause their Affiliates to provide, to the other party and its Affiliates (at the expense of the requesting party) such information relating to the Company as the other party may reasonably request with respect to Tax matters; (b) cooperate with each other in connection with the preparation and filing of Tax Returns pursuant to
Section 6.1(a) and in the conduct of any audit or other proceedings with respect to any Tax involving the Company; and (c) retain or cause to be retained all books and records pertinent to the Company for all Pre-Closing Periods until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers).

          (e) Transfer Taxes. All transfer, documentary, sales, use, registration and other such Taxes, and any penalties, interest and additions to such Taxes, that are incurred in connection with this Agreement and the transactions contemplated hereby shall be paid one-half by Seller and one-half by Buyer, except to the extent that, under applicable law, such Taxes are the sole obligation of Seller, in which event Seller shall pay any such Tax and Buyer shall reimburse Seller for one-half of such Taxes. The parties to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

     6.2  Required Consents.

          Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to any failure to obtain any consent, approval or authorization from any party to any Contract which is or may be required to be obtained in connection with the execution, delivery or performance by Seller of this Agreement or the taking by Seller of any other action contemplated hereby (a "Required Consent") or because of the termination of any such contract as a result thereof. The Required Consents are set forth on Schedule
6.2 attached hereto. Buyer

                                       17
\
further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such Required Consent, (ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consent or any such termination.

                                  ARTICLE VII
                                INDEMNIFICATION

     7.1 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify, defend and hold Seller and each of its Affiliates (other than the Company) and each of their respective directors, officers and employees (collectively, the "Seller Group") harmless from and against any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorney's fees) (collectively, "Losses") that may be suffered or incurred by, or asserted against, the Seller Group, arising from or related to:

          (a) any inaccuracy in or breach of any representation or warranty of Buyer contained herein or in any certificate, document or instrument delivered by or on behalf of the Buyer in connection with the transactions contemplated hereby;

          (b) any breach of any covenant, obligation or agreement of Buyer contained herein or in any certificate, document or instrument delivered by or on behalf of the Buyer in connection with the transactions contemplated hereby;

          (c) any and all losses incident to the foregoing or to the enforcement of this Section 7.1.

     7.2 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify, defend and hold Buyer and each of its directors, officers and employees (collectively, the "Buyer Group") harmless from and against any and all Losses that may be suffered or incurred by, or asserted against, the Buyer Group, arising from or related to:

          (a) any inaccuracy in or breach of any representation or warranty of Seller contained herein or in any certificate, document or instrument delivered by or on behalf of Seller in connection with the transactions contemplated hereby;

          (b) any breach of any covenant, obligation or agreement of Seller contained herein or in any certificate, document or instrument delivered by or on behalf of Seller in connection with the transactions contemplated hereby;

          (e) any unpaid Taxes of the Company for the Pre-Closing Period (determined consistently with Section 6.2 hereof).

          (d) any and all losses incident to the foregoing or to the enforcement of this Section 7.2.

     7.3 Indemnification Amounts. Any Tax or other Loss for which indemnification is provided under this Agreement shall be (i) increased to take account of any net Tax Cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (i.e., grossed-up for any Tax incurred on such increase) and (ii) reduced to take account of any net Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such Tax or other amount. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless a final determination with respect to the indemnified party or any of its Affiliates causes such payment not to be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes. For purposes of this
Section 7.3, "Tax Cost" means the amount of the actual increase in an indemnified party's liability for Taxes, as a result of the payment or accrual of any loss, expense or Tax, for the Taxable Period in which such payment or accrual occurs; and "Tax Benefit" means the amount of the reduction in an indemnified party's liability for Taxes actually realized, as a result of the payment or accrual of any loss, expense or Tax, for the Taxable Period in which such payment or accrual occurs.

     7.4  Limitation and Expiration.

          There shall be no liability for indemnification under Section 7.1 unless, and solely to the extent that, the aggregate amount of Losses of the Seller Group exceeds one percent of the Purchase Price. There shall be no liability for indemnification under Section 7.2 unless, and solely to the extent that, the aggregate amount of Losses of the Buyer Group exceeds one percent of the Purchase Price. The aggregate amount of Seller's liability under this Agreement shall not exceed one-half of the Purchase Price. The rights of Seller Group or Buyer Group, as applicable, to indemnification under Section
7.1 or Section 7.2, respectively, shall apply only to those claims for indemnification which are delivered pursuant hereto on or before the expiration of the relevant representation, warranty or covenant to which such claim relates, as set forth in Section 7.7.

     7.5  Indemnification Procedures.

          (a) Except for matters related to Taxes, which shall be governed by
Section 7.6, if any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this Section 7.5, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within 30 days after receipt of notice from the Indemnified Party regarding such claim. So long as the Indemnifying Party is diligently conducting the defense of such claim as provided in the immediately preceding sentence, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim, and the Indemnifying Party will not consent to the entry of judgment or enter into any settlement with respect to such claim unless such judgment or settlement contains an unconditional term providing that the claimant in question release the Indemnified Party of and from all liability in respect of such claim.

          (c) In the event the Indemnifying Party does not assume defense of such claim or diligently defend such claim as so provided, (x) the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim unless such judgment or settlement contains an unconditional term providing for a release to be given by the claimant in question to the Indemnifying Party of and from all liability with respect to such claim) and (y) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Section 7.5(c). Regardless of which party shall assume the defense of such claim, each party shall provide to the other parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim.

          (d) In the event that any Indemnified Party has a claim against any party obligated to provide indemnification pursuant to Section 7.1 or 7.2 hereof which does not involve a Third Party Claim, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such claim, with a detailed statement of the basis of such position, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 7.5(d), the Indemnified Party shall respond in a written statement to the objection within fifteen (15) days and, for sixty (60) days thereafter, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties). If the parties do not so agree, then either party may pursue its remedies under law following the aforesaid 60-day period.

     7.6  Tax Contests.

          (a) If any party (or any of their Affiliates) receives any written notice from any governmental authority of any proposed adjustment, adjustment, notice of deficiency, assessment, audit, examination, suit, or other claim or administrative or judicial proceeding relating to Taxes or Tax Returns (a "Tax Claim") with respect to any Tax or Taxable Period for which the other party may be obligated to provide indemnification under this Agreement, such party shall
(i) give prompt written notice thereof to the other party, and (ii) furnish the other party with copies of all relevant correspondence received from the governmental authority. The failure to give such notice shall eliminate the indemnification obligations of the other party hereunder if and to the extent that such failure materially prejudices the rights of the other party.

          (b) Seller and its duly appointed representatives shall have the sole right to control and make all decisions with respect to any Tax Claim relating to (i) a Taxable Period of the Company ending on or before the Closing Date, or (ii) any other issue that could result in Seller being obligated to provide indemnification under this Agreement. Without limiting the generality of the foregoing, Seller may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority with respect to such Tax Claim, and may in its sole discretion either pay any Tax asserted to be due and sue for a refund where applicable law permits or contest or settle the Tax Claim in any legally permissible manner. Buyer or Company, as appropriate, shall execute or cause to be executed such powers of attorney or other documents as may be necessary to enable Seller to take all actions it deems appropriate with respect to such Tax Claim. Seller shall keep Buyer reasonably informed of the nature of all actions taken with respect to such Tax Claim, shall consult in good faith with Buyer with respect to the contest of such Tax Claim and shall permit Buyer to review and comment on all material written submissions with respect to such Tax Claim. If Seller does not assume the defense of any Tax Claim described in this Section 7.6(b), Buyer or Company may defend the same in such manner as it may deem appropriate, including but not limited to settling such Tax Claim with the consent of Seller, which consent shall not be unreasonably withheld.

          (c) Seller and Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of Company for any Straddle Period. Neither Seller nor Buyer shall settle any such Tax claim without the prior written consent of the other.

          (d) Seller and Buyer shall each bear its own expenses incurred in connection with the contest by such party of any Tax Claims.

     7.7 Survival of Representations and Warranties. The representations and warranties of the parties hereto made herein and in any other certificates, documents and instruments delivered in connection herewith shall survive for one year after the Closing Date. All covenants of the parties that are to be performed after Closing shall continue in effect and expire in accordance with their respective terms.

     7.8  Other Indemnity Matters.

          (a) From and after the Closing, Buyer's sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article VII. In furtherance of the foregoing, Buyer hereby waives, on its own behalf and on behalf of the Buyer Group, to the fullest extent permitted under applicable law, and agrees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it or the Buyer Group may now or hereafter have against Seller other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article VII.

          (b) No party shall be liable, and no claim for indemnification may in any event be asserted under this Article VII, for any loss of profits or consequential, punitive or similar damages.

          (c) Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, (i) no claim for indemnification may be asserted by the Buyer Group against Seller under this Article VII with respect to any matter discovered by or known to Buyer Group on or before the Closing Date, and (ii) no claim for indemnification may be asserted by the Seller Group against Buyer under this Article VII with respect to any matter discovered by or known to Seller Group on or before the Closing Date.

          (d) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other Persons with respect to the subject matter underlying such indemnification claim.

                                  ARTICLE VIII

                       CONDITIONS TO BUYER'S OBLIGATIONS

     The obligation of Buyer to purchase the Stock shall be subject to the satisfaction (or waiver by Buyer) on or before the Closing Date of all of the following conditions:

       8.1    Representations, Warranties and Covenants of Seller.

              All representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date, except for changes permitted or contemplated by this Agreement, and Seller shall have complied in all material respects with its agreements and covenants contained herein to be performed on or before the Closing Date. Buyer shall have received a certificate of Seller, dated as of the Closing Date and signed by an officer of Seller, certifying as to the fulfillment of the conditions set forth in this Section 8.1 (the "Seller's Certificate").

       8.2    No Prohibition.

              No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

       8.3    Governmental Consents.

              All consents, approvals, authorizations, exemptions and waivers from governmental agencies necessary for Buyer to purchase the Stock shall have been obtained, (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit such purchase or render such purchase illegal or have a Material Adverse Effect).

       8.4    Secretary's Certificate of Seller.

              Buyer shall have received a Secretary's Certificate of Seller dated as of the Closing Date certifying as to the incumbency and signatures of the officers of Seller and that attached to such certificate is a true and complete copy of (i) the Certificate of Incorporation of Seller, (ii) the By-laws of Seller, and (iii) the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the transactions contemplated hereby.

       8.5    Buyer's Frustration of Closing Conditions.

              Buyer may not rely upon the failure of any condition set forth in this Article XIII to be satisfied if such failure was caused by Buyer's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur as required pursuant to Section 5.1.

       8.6    Opinion of Counsel.

              Buyer shall have received an opinion of Wilmer, Cutler & Pickering, counsel to the Seller in a form customary for comparable transactions.


                                   ARTICLE IX

                       CONDITIONS TO SELLER'S OBLIGATIONS

       The obligation of Seller to sell the Stock shall be subject to the satisfaction (or waiver by Seller) on or before the Closing Date of all of the following conditions:

       9.1    Representations, Warranties and Covenants of Buyer.

              All representations and warranties of Buyer contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date, except for changes permitted or contemplated by this Agreement, and Buyer shall have complied in all material respects with its agreements and covenants contained herein to be performed on or before the Closing Date. Seller shall have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the conditions set forth in this Section 9.1 (the "Buyer's Certificate").

       9.2    No Prohibition.

              No statute, rule or regulation or order of any court of administrative agency shall be in effect which prohibits Seller from consummating the transactions contemplated hereby.

       9.3    Governmental Consents.

              All consents, approvals, authorizations, exemptions and waivers from governmental agencies necessary for Seller to sell the Stock to Buyer, shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit such sale or render such sale illegal).

       9.4    Required Consents.

              All Required Consents the absence of which would have a material adverse effect on Seller shall have been obtained.

     9.5  Secretary's Certificate of Buyer.

          Seller shall have received a Secretary's Certificate of Buyer dated as of the Closing Date certifying as to the incumbency and signatures of the officers of Buyer and that attached to such certificate is a true and complete copy of (i) the Certificate of Incorporation of Buyer, (ii) the By-laws of Buyer, and (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the transactions contemplated thereby.

     9.6  Seller's Frustration of Closing Conditions.

          Seller may not rely upon the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by Seller's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur as required pursuant to Section 4.1.

     9.7  Sublease of Huntsville, Alabama Facility.

          CTC, the Company and the landlord of the Madison Alabama premises leased by the Company shall have entered into a sublease for a portion of the premises leased by the Company on terms satisfactory to the Seller and the Buyer.

     9.8  Opinion of Buyer's Counsel.

          Seller shall have received an opinion of Steven Tennis, Esq., Vice President and General Counsel of Buyer, in a form customary for comparable transactions.

                                   ARTICLE X

                               TRANSITION MATTERS

     10.1.     WARN Act.

          The Buyer shall indemnify the Seller and its Affiliates and defend and hold each of them harmless from and against all Losses which may be incurred by any of them under the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") or any state plant closing or notification law or otherwise, arising out of, or relating to, any actions taken by the Buyer or the Company on or after the Closing Date.

     10.2 Data Processing System Access.

          CTC shares the Company's data processing and accounting systems. CTC is in the process of migrating its accounting and data processing systems to a separate system. This process shall be completed on or prior to August 1, 1999. The Buyer covenants and agrees that it will cause the Company to continue to provide CTC access to the Company's accounting and data processing systems and any necessary personnel for the purpose of migrating such systems and data to a separate CTC system.

     10.3 Non-Competition: Non-Solicitation.

     (a) Seller covenants and agrees that for a two-year period following the Closing Date, it will not (a) directly engage in a Competitive Business (as defined below); and (b) not knowingly solicit or attempt to hire any employee of the Company or the Subsidiary; provided, however, that the foregoing shall not preclude Seller from hiring any employee of the Company or the Subsidiary who responds to any publicly advertised employment opportunity with Seller; provided further, that the provisions of this Section 10.3(a) shall in no way bind or restrict Danaher Corporation or any of its present or future Affiliates other than Seller. As used herein, the term "Competitive Business" shall mean any business engaged in the sale of products that directly compete with the products of the Company listed on Schedule 10.3.

     (b) Notwithstanding the foregoing, Seller may, without violating the provisions of Section 10.3(a), (i) own as a passive investment not in excess of five percent (5%) of the outstanding capital stock of a corporation which engages in a Competitive Business, and (ii) acquire any entity or business whose operations would be deemed a Competitive Business, provided that (x) the competing operations of such entity or business represent less than twenty-five percent (25%) of the total annual sales of such entity or business, or (y) the Seller divests such competing operations within one year after such acquisition.

                                   ARTICLE XI

                           TERMINATION BEFORE CLOSING

     11.1 Termination

          This Agreement may be terminated at any time before the Closing:

          (a)  By the manual written consent of Buyer and Seller; or

          (b) By either Seller or Buyer by written notice to the other if the Closing has not occurred by November 20, 1998 by reason of the failure of any condition precedent under

Section 8 hereof with respect to Buyer or Section 9 hereof with respect to Seller (unless the failure results primarily from such terminating party's material breach of any representation, warranty or covenant contained in this Agreement); or

          (c) By either Seller or Buyer prior to Closing by written notice to the other if there has been a material breach (for which written notice and a reasonable opportunity to cure has been provided) by the other party of any of its representations, warranties, covenants or agreements contained herein and such breach results in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein.

     11.2 Effect on Obligations.

          Termination of this Agreement pursuant to this Article XI shall terminate all obligations of the parties hereunder, except for the obligations under Sections 4.3(b), 12.7, 12.9 and 12.11; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available by reason of, any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Interpretive Provisions

          (a) Whenever used in this Agreement, "to Seller's knowledge" or "to the knowledge of Seller" or words of similar import shall mean the actual knowledge of those officers of Seller and of the Company who are listed on
Schedule 12.1 and "to Buyer's knowledge" or "to the knowledge of Buyer" or words of similar import shall mean the actual knowledge of those officers of Buyer who are listed on Schedule 12.1.

          (b) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision thereof.

          (c) For purposes of this Agreement, the Company shall be deemed to be an Affiliate of Seller before the Closing and an Affiliate of Buyer from and after the Closing.

          (d) For purposes of this Agreement, (1) "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; (ii) "control"

(including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; and (iii) "Person" means any individual, partnership, limited liability Company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     12.2 Entire Agreement.

          This Agreement (including the Schedules attached hereto) and the documents executed in connection with the transactions contemplated hereby constitute the sole understanding of the parties with respect to the subject matter hereof.

     12.3 Successors and Assigns.

          The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party, unless such assignment by either party is to an Affiliate of such party (it being understood, however, that no such assignment will limit such party's obligations hereunder).

     12.4 Headings.

          The heading of the articles, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     12.5 Amendment, Modification and Waiver.

          No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     12.6 Rights of Third Parties.

          Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of any provision of this Agreement.

     12.7 Expenses.

          Except as otherwise provided herein, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

     12.8 Notices.

          Any notice, request, instruction or other document to be given pursuant hereto by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid, if to Seller to:

          Acme-Cleveland Corporation
          1250 24th Street, N.W., Suite 800
          Washington, D.C. 20037
          Attention: Daniel L. Comas
          Fax: 202-828-0860

          With a required copy (which shall not constitute notice) to:

          Wilmer, Curler & Pickering
          2445 M Street, N.W.
          Washington, D.C. 20037
          Attention: Mark A. Dewire, Esq.
          202-663-6363

          If to Buyer to:

          Verilink Corporation
          145 Baytech Drive
          San Jose, California 95134
          Attention: John Batty, Chief Financial Officer

          With a required copy (which shall not constitute notice) to:

          Morrison & Foerster LLP
          755 Page Mill Road
          Palo Alto, California 94304
          Attention: William D. Sherman, Esq.

or at such other address for a party as shall be specified by like notice. Any notice, request, instruction or other document to be given hereunder shall be deemed given upon delivery, if delivered in person, upon machine confirmation if delivered by electronic facsimile transmission, upon the next business day if delivered by overnight courier and on the fifth business day after mailing if mailed by registered or certified mail.

     12.9      Governing Law.

               This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard for the choice of law provisions thereof.

     12.10     Severability.

               The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     12.11     Public Announcements.

               Neither Seller nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

     12.12     Counterparts.

               This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                   ACME-CLEVELAND CORPORATION

                                   By: /s/ JAMES H. DITKOFF
                                       -------------------------------

                                   Name: James H. Ditkoff
                                        ------------------------------

                                   Title: Vice President
                                          ----------------------------



                                   VERILINK CORPORATION


                                   By:  /s/ LEIGH S. BELDEN
                                        -------------------------------

                                   Name:   Leigh S. Belden
                                        -------------------------------

                                   Title:  President
                                         -------------------------------

                          LIST OF DISCLOSURE SCHEDULES

Schedule       Name
--------       ----
 2.2           Convertible Securities
 2.5           Permitted Encumbrances
 2.6           Exceptions to Ownership of or Right to Use Material Assets
 2.7           Material Contracts
 2.8           Intellectual Property
 2.9           Litigation
 2.11          Company Benefit Plans
 2.12          Seller Governmental Consents
 2.13          Taxes
 2.13(f)       Federal Income Tax Returns
 2.14          Top Customers and Suppliers
 2.15          Material Adverse Changes Since Balance Sheet Date
 3.2           Buyer Governmental Consents
 4.3           Contact Person for Contacts with Customers
 5.4           Employment and Retention Agreements
 6.2           Required Consents
10.3           Products of the Company
12.1           Definition of Knowledge